Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Lexeo Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock ($0.0001 par value) reserved for issuance under the 2025 Inducement Equity Incentive Plan	457(c) and 457(h)	2,000,000(2)	$8.59(3)	$17,180,000.00	$138.10 per $1,000,000	$2,372.56
Total Offering Amounts					$17,180,000.00		$2,372.56
Total Fee Offsets							–
Net Fee Due							$2,372.56

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under any of the listed plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) Reflects 2,000,000 shares of the Registrant’s Common Stock reserved for issuance under 2025 Inducement Equity Incentive Plan.

(3) Estimated in accordance with paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the total registration fee. Computation based upon $8.59 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on November 4, 2025.